Joint Filing Agreement

This Joint Filing Agreement (this “Agreement”) is entered into by and among the undersigned (each, a “Reporting Person,” and collectively, the “Reporting Persons”) in connection with the obligations of the Reporting Persons under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder with respect to Workhorse Group Inc., a Nevada corporation.

Each of the Reporting Persons hereby agrees that (i) a single joint filing on Form 3, Form 4, or Form 5, as applicable, and any amendments thereto (each, a “Report”), may be filed on behalf of each of the Reporting Persons pursuant to Rule 16a-3(j) under the Exchange Act; (ii) each Reporting Person shall be individually eligible to file such Report; and (iii) each Reporting Person is responsible for the timely filing of such Report and for the completeness and accuracy of the information relating to such Reporting Person contained therein, but is not responsible for the completeness or accuracy of the information relating to the other Reporting Persons unless such Reporting Person knows or has reason to believe that such information is inaccurate.

Each Reporting Person further agrees that this Agreement shall be included as an exhibit to each such Report filed on behalf of the Reporting Persons.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed accepted as originals.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the date set forth below.

Dated as of January 21, 2026

Motive GM Holdings II LLC

By: /s/Gary Magness
Name: Gary Magness
Title: Manger

/s/Gary Magness
Gary Magness
GMIT Lending Company, LLC

By: /s/Gary Magness
Name: Gary Magness
Title: Manger